Exhibit 99.1

UNIFI®, Makers of REPREVE®, Completes Sale of Non-Strategic U.S. Real Estate for Gross Proceeds of $60 Million

Transaction advances balance sheet transformation and financial flexibility while preserving current operations and customer service

GREENSBORO, N.C. - UNIFI, Inc. (NYSE: UFI) (together with its consolidated subsidiaries, “UNIFI”), the makers of REPREVE® and one of the world’s leading innovators in recycled and synthetic yarns, today announced that it has completed the previously disclosed sale of two non-strategic real estate assets in Yadkin County, North Carolina for $60 million in gross proceeds, before fees and expenses.

The assets sold include approximately 120 acres of land and 500,000 square feet of warehouse space across two operating locations in Yadkin County. The transaction is expected to have no impact to UNIFI’s production capacity, minimal operational impact, and no change in serving customers from the Yadkin County campus.

Net proceeds from the transaction were used to fully repay the existing $55.5 million term loan balance, and the closing represents a meaningful transformation of the business to further enable sustainable, long-term shareholder value creation.

“Completing this transaction is a landmark accomplishment for UNIFI and a powerful validation of our transformation strategy,” said Eddie Ingle, Chief Executive Officer of UNIFI, Inc. “We have successfully realized substantial value from assets outside our long-term strategic focus while preserving the production capacity and customer service capabilities that differentiate our business. The transaction strengthens our balance sheet, significantly reduces debt, enhances liquidity, and provides the flexibility to invest in innovation, growth, and operational excellence. We believe UNIFI is now better positioned to deliver sustainable profitable growth and create meaningful long-term value for our shareholders.”

The transaction was originally announced on August 17, 2026. Additional information regarding the transaction will be included in a Current Report on Form 8-K to be filed by UNIFI with the U.S. Securities and Exchange Commission.

About UNIFI

UNIFI, Inc. (NYSE: UFI) is a global leader in fiber science and sustainable synthetic textiles. Using proprietary recycling technology, UNIFI is a pioneer in scaling the transformation of post-industrial and post-consumer waste into sustainable products. Through REPREVE, the world’s leading brand of traceable, recycled fiber and resin, UNIFI is changing the way industries think about the materials they use - and reuse. A vertically integrated manufacturer, the company has direct operations in the United States, Colombia, El Salvador, and Brazil, and sales offices around the world. UNIFI envisions a future where circular and sustainable solutions are the only choice. For more information about UNIFI, visit www.UNIFI.com.

Cautionary Statement on Forward-Looking Statements

Certain statements included herein contain “forward-looking statements” within the meaning of federal securities laws. Forward-looking statements include statements regarding the expected use of transaction proceeds, debt reduction, operating impacts, financial flexibility, future performance, and long-term value creation. These statements are based on management’s current beliefs, assumptions, and expectations and are not guarantees of future performance. Actual results may differ materially due to risks and uncertainties described in UNIFI’s most recent Annual Report on Form 10-K and other reports filed from time to time with the U.S. Securities and Exchange Commission. Forward-looking statements speak only as of the date made, and UNIFI undertakes no obligation to update them except as required by law.

Investor Contact

Josh Carroll or Chris Hodges
Alpha IR Group

312-445-2870
UFI@alpha-ir.com

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